Exhibit 99.1

Civitas Solutions, Inc. Announces Retirement of Operating Group President

BOSTON, MA, August 17, 2018 — Civitas Solutions, Inc. (NYSE: CIVI) today announced that Redwood Operating Group President David M. Petersen will retire from the Company on September 30, 2018, the last day of the Company’s current fiscal year.

Bruce Nardella, Chair of the Board and Chief Executive Officer, stated “On behalf of the Company, its management team and employees, I am deeply grateful for Dave’s long tenure of distinguished leadership with our Company, as well as his unwavering commitment to our mission and the individuals we are privileged to support. We will miss Dave’s contributions to the Company and wish him well in his well-deserved retirement.”

Mr. Petersen’s 46-year career in human services began with REM in Minnesota, which Civitas acquired in 2003. Since that time, Petersen has managed an operating division for Civitas, including serving in his current role since 2007.

The Redwood Operating Group is the largest of the Company’s four operating groups and provides home and community-based services for individuals with intellectual and developmental disabilities (I/DD). For the 12-month period ending June 30, 2018 I/DD services generated approximately 64% of the Company’s total gross revenue.

The Company will begin a nation-wide search for Mr. Petersen’s replacement immediately. In the interim, Brett I. Cohen, the Company’s Chief Operating Officer, will also assume the role of Redwood Operating Group President.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since its founding in 1980, it has evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800

Chief Public Strategy and Marketing Officer

dwight.robson@civitas-solutions.com